                                                                    Exhibit 15.0


August 13, 2004


AVANIR Pharmaceuticals
San Diego, California


We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Avanir Pharmaceuticals and subsidiary for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094 and 333-108716 on Form S-8 and Registration
Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442,
333-32776, 333-34958, 333-35934, 333-107820, 333-111680 and 333-114389 on Form
S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP


San Diego, California